Exhibit 4

INTERIM REPORT TO UNITHOLDERS

2021 Q2 | FOR THE PERIOD ENDED June 30, 2021

Partners Value Investments LP (the “Partnership”) recorded an increase in net book value during the period of $18.06 to $76.63 per unit ($6.8 billion). The increase is primarily due to an increase in the quoted market price of Brookfield Asset Management common shares, investment valuation gains, and the $664 million reduction in deferred tax provision, partially offset by foreign currency losses.

The Partnership recorded net income for the quarter of $28.5 million, of which $27 million was attributable to the Equity Limited Partners ($0.30 per Equity LP unit) and income of $2 million was attributable to preferred limited partners, an increase from total net loss of $11 million in the prior year quarter. Dividend income increased due to the receipt of Brookfield Asset Management Reinsurance Partners Ltd. shares valued at $46 million as a dividend-in-kind from Brookfield Asset Management.

/s/ Brian D. Lawson
Brian D. Lawson Chief Executive Officer August 26, 2021

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FORWARD-LOOKING INFORMATION

This interim report contains “forward-looking information” and “forward-looking statements” within the meaning of Canadian provincial securities laws and any applicable Canadian securities regulations. Forward-looking statements include statements that are predictive in nature, depend upon or refer to future events or conditions, include, but are not limited to, statements which reflect management’s expectations regarding the operations, business, financial condition, expected financial results, performance, prospects, opportunities, priorities, targets, goals, ongoing objectives, strategies and outlook of the Partnership and its subsidiaries, as well as the outlook for North American and international economies for the current fiscal year and subsequent periods, and include words such as “expects,” “anticipates,” “plans,” “believes,” “estimates,” “seeks,” “intends,” “targets,” “projects,” “forecasts” or negative versions thereof and other similar expressions, or future or conditional verbs such as “may,” “will,” “should,” “would”, “likely” and “could.”

Although we believe that our anticipated future results, performance or achievements expressed or implied by the forward- looking statements and information are based upon reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements and information because they involve known and unknown risks, uncertainties and other factors, many of which are beyond our control, which may cause the actual results, performance or achievements of the Partnership to differ materially from anticipated future results, performance or achievement expressed or implied by such forward-looking statements and information.

Factors that could cause actual results to differ materially from those contemplated or implied by forward-looking statements and information include, but are not limited to: the financial performance of Brookfield Asset Management Inc. and its affiliated entities, general economic conditions; the behavior of financial markets, including fluctuations in interest and foreign exchanges rates; limitations on the liquidity of our investments; the state of global equity and capital markets and the availability of equity and debt financing and refinancing within these markets; strategic actions including dispositions; changes in accounting policies and methods used to report financial condition (including uncertainties associated with critical accounting assumptions and estimates); the effect of applying future accounting changes; business competition; operational and reputational risks; technological change; changes in government regulation and legislation; changes in tax laws; risks associated with the use of financial leverage and other risks and factors detailed from time to time in our documents filed with the securities regulators in Canada.

We caution that the foregoing list of important factors that may affect future results is not exhaustive. When relying on our forward-looking statements and information, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Certain statements included in this interim report may be considered a “financial outlook” for purposes of applicable Canadian securities laws, and as such, the financial outlook may not be appropriate for purposes other than this document. Forward-looking information is provided as of the date of this interim report or such other date specified herein and, except as required by law, the Partnership undertakes no obligation to publicly update or revise any forward-looking statements or information, whether written or oral, that may be as a result of new information, future events or otherwise.

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STATEMENT OF FINANCIAL POSITION

As at (Thousands, US dollars, except per unit amounts)	June 30, 2021	December 31, 2020
Assets
Cash and cash equivalents	$265,364	$316,718
Investment in Brookfield Asset Management Inc.[1]	6,604,278	5,313,865
Other investments carried at fair value	362,783	365,949
Accounts receivable and other assets	47,431	40,109

	$7,279,856	$6,036,641

Liabilities and equity
Accounts payable and other liabilities	$11,201	$15,604
Corporate borrowings	120,511	117,286
Preferred shares[2]	608,336	694,148
Deferred taxes[3]	21,353	654,217

	761,401	1,481,255
Equity
Equity Limited Partners	6,365,400	4,402,331
General Partner	1	1
Preferred Limited Partners	153,054	153,054

	$7,279,856	$6,036,641

1	The investment in Brookfield Asset Management Inc. consists of 130 million Brookfield shares with a quoted market value of $50.98 per share as at June 30, 2021 (December 31, 2020 – $41.27).
2	Represents $623 million of retractable preferred shares less $15 million of unamortized issue costs as at June 30, 2021 (December 31, 2020 – $706 million less $12 million).
3

The deferred tax liability represents the potential future income tax liability of the Partnership recorded for accounting purposes based on the difference between the carrying values of the Partnership’s assets and liabilities and their respective tax values, as well as giving effect to estimated capital and non-capital losses.

The information in the following table shows the changes in net book value:

CHANGE IN NET BOOK VALUE

For the period ended June 30 (Thousands, except per unit amounts)	Three Months Ended		Six Months Ended
	Total	Per Unit	Total	Per Unit
Net book value, beginning of period[1]	$5,161,413	$58.57	$4,777,152	$54.20
Net income[2]	26,770	0.30	23,873	0.27
Other comprehensive income [2]	894,653	10.17	1,278,310	14.53
Adjustment for impact of warrant[3]	5,011	0.06	10,166	0.12
Re-organization[4]	663,678	7.54	663,678	7.54
Equity LP repurchase	(1,138)	(0.01)	(2,792)	(0.03)

Net book value, end of period[1,5,6]	$6,750,387	$76.63	$6,750,387	$76.63

1	Calculated on a fully diluted basis, net book value is a non-IFRS measure.
2	Attributable to Equity Limited Partners.
3

The basic weighted average number of Equity Limited Partnership (“Equity LP”) units outstanding during the period ended June 30, 2021 was 73,285,331. The diluted weighted average number of Equity Limited Partnership (“Equity LP”) units available and outstanding for the period ended June 30, 2021 was 88,024,713; this includes the 14,708,666 Equity LP units issuable on the exercise of all outstanding warrants. The adjustment for warrants is impacted by foreign currency fluctuation.

4

As a result of the re-organization in a subsidiary, the Partnership recognized a reduction in its deferred tax liability mainly through accumulated other comprehensive income. The subsidiary has the ability to allocate the taxable income to unitholders of the partnership.

5	At the end of the period, the diluted Equity LP units outstanding were 87,993,997 (December 31, 2020 – 88,056,097).
6

Net book value is a non-IFRS measure and is equal to total equity less General Partner equity and Preferred Limited Partners’ equity, plus the value of consideration to be received on exercising of warrants, which as at June 30, 2021 was $385 million (December 31, 2020 – $375 million).

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MANAGEMENT’S DISCUSSION AND ANALYSIS

The following Management’s Discussion and Analysis for the period ended June 30, 2021 is dated August 26, 2021.

OVERVIEW

Partners Value Investments L.P. (the “Partnership”) is a limited partnership under the laws of the province of Ontario. Its principal investment is an ownership interest in 130 million Class A Limited Voting Shares (“Brookfield shares”) of Brookfield Asset Management Inc. (“Brookfield”). The Partnership’s objective is to provide the Equity Limited Partners with capital appreciation and Preferred Limited Partners with income returns. Investment income, which includes dividends from its investment in Brookfield shares and other securities, is principally dedicated to paying dividends on its financing obligations and Preferred LP units.

The Partnership’s investment in Brookfield is owned indirectly through its wholly owned subsidiaries – Partners Value Investments Inc. (“PVII”) and Partners Value Split Corp. (“Partners Value Split”). Partners Value Split has publicly listed retractable preferred shares outstanding.

The Partnership also holds a portfolio of other securities including: investments in limited partnership units of Brookfield Property Partners (“BPY”), Brookfield Business Partners (“BBU”) and a diversified portfolio of other securities.

The Partnership is managed by its general partner, PVI Management Trust (the “General Partner”).

Additional information on the Partnership and its public subsidiaries is available on SEDAR’s web site at www.sedar.com.

RESULTS OF OPERATIONS

The Partnership experienced a net income of $28 million for the quarter ended June 30, 2021 compared to a net loss of $11 million in the prior year quarter. Dividend income increased due to the receipt of Brookfield Asset Management Reinsurance Partners Ltd. Shares valued at $46 million as a dividend-in-kind from Brookfield Asset Management.

The following table presents the details of the Partnership’s net income:

For the period ended June 30 (Thousands, US dollars)	Three Months Ended		Six Months Ended
	2021	2020	2021	2020
Investment income
Dividends	$63,389	$17,454	$81,892	$38,234
Other investment income	1,035	136	3,044	1,123

	64,424	17,590	84,936	39,357
Expenses
Operating expenses	(830)	(401)	(1,535)	(842)
Financing costs	(2,966)	(134)	(4,250)	(151)
Retractable preferred share dividends	(7,678)	(6,509)	(19,218)	(11,917)

	52,950	(7,044)	59,933	(12,910)
Other items
Investment valuation gains (losses)	709	1,407	5,993	(14,044)
Amortization of deferred financing costs	(1,333)	(594)	(2,537)	(1,123)
Current taxes recovery (expense)	265	(441)	2,245	(126)
Deferred taxes expense	(5,544)	(1,337)	(8,171)	(2,203)
Foreign currency (losses) gains	(18,555)	(21,022)	(30,146)	53,714

Net income (loss)	$28,492	$(11,441)	$27,317	$62,665

Net Income (loss) attributable to:
Equity Limited Partners	$26,770	$(14,276)	$23,873	$56,995
General Partner	—	—	—	—
Preferred Limited Partner	1,722	2,835	3,444	5,670

	$28,492	$(11,441)	$27,317	$62,665

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Investment income consists of the following:

For the period ended June 30 (Thousands, US dollars)	Three Months Ended		Six Months Ended
	2021	2020	2021	2020
Dividends
Brookfield Asset Management Inc.	$62,635	$15,451	$79,374	$30,902
Other securities	754	2,003	2,518	7,332

	63,389	17,454	81,892	38,234
Other investment income	1,035	136	3,044	1,123

	$64,424	$17,590	$84,936	$39,357

The Partnership received dividend income of $79 million (2020 - $31 million) from its investment in Brookfield and $3 million (2020 - $7 million) from its other securities investments during the six months ended June 30, 2021. Dividend income increased due to the receipt of Brookfield Asset Management Reinsurance Partners Ltd. shares valued at $46 million as a dividend-in-kind from Brookfield Asset Management. Other investment income primarily includes interest earned on loan assets and cash put on deposit.

Financing costs increased during the period as a result of our issuance of series 11 and 12 preferred shares for total proceeds of CAD $322.5 million and the issuance of CAD $150 million of senior unsecured notes due 2027 in August 2020.

Investment valuation gains and losses include unrealized gains and losses on the Partnership’s investments (including financial derivatives) which are recorded at fair value. It also includes realized gains and losses on the disposition of the Partnership’s investments. This balance will fluctuate depending on the Partnership’s investment activities and performance.

Income tax expenses reflect a higher level of realized and unrealized gains relative to losses, compared to the prior year quarter.

Foreign currency losses represent net losses arising from the impact of changes in the exchange rate on the book value Canadian dollar (“CAD”) denominated preferred shares issued by Partners Value Split Corp., corporate borrowings issued by PVII and the realization of certain of our foreign exchange contracts.

FINANCIAL POSITION

The Partnership’s total assets were $7.3 billion at June 30, 2021 (December 31, 2020 – $6.0 billion) and consist primarily of its $6.6 billion investment in 130 million Brookfield shares (December 31, 2020 - $5.3 billion). The market price of a Brookfield share was $50.98 per share at June 30, 2021 compared to $41.27 at December 31, 2020.

Investment Portfolio

As at (Thousands, US dollars)	Number of Shares		Fair Value
	June 30, 2021	Dec. 31, 2020	June 30, 2021	Dec. 31, 2020
Brookfield Asset Management Inc.
Directly and Indirectly Held	9,937	9,147	$506,486	$377,500
Partners Value Split Corp	119,612	119,612	6,097,792	4,936,365

	129,549	128,759	$6,604,278	$5,313,865

Other securities
Brookfield Property Partners L.P.	3,613	3,613	$68,475	$52,287
Brookfield Business Partners L.P.	1,495	1,495	69,150	56,125
Trisura Group Ltd.	—	814	—	56,924
Other securities portfolio	Various	Various	225,158	200,613

			362,783	365,949

			$6,967,061	$5,679,814

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Brookfield Asset Management Inc.

Brookfield is a leading global alternative asset manager with over $625 billion of assets under management across real estate, infrastructure, renewable power, private equity and credit. Brookfield is listed on the New York and Toronto Stock Exchanges under the symbol BAM and BAM.A respectively. The Partnership’s investment in Brookfield represents approximately a 9% interest in Brookfield.

Brookfield Listed Partnerships

The Partnership holds investments in Brookfield listed partnerships that are managed by Brookfield: BPY and BBU. BPY is a global commercial real estate company that owns, operates and invests in best-in-class office, retail, and opportunistic assets. Subsequent to the quarter, Brookfield completed its previously announced acquisition of all of the limited partnership units of BPY at a per unit value of $7.69 in cash, 0.2185 of a BAM Class A limited voting share (“BAM shares”), and 0.0230 BPY preferred units. BBU owns business services and industrial operations with a focus on high-quality businesses that are low cost procedures and/or benefit from high barriers to entry.

Other Securities Portfolio

Other securities portfolio is focused on capital preservation, invested primarily in liquid investments. The increase in the portfolio is the result of various net acquisitions of assets during the quarter.

Corporate Borrowings

On August 21, 2020, a subsidiary of the Partnership issued CAD $150 million of senior unsecured notes due in 2027. The interest rate on the note is 4.375% per annum, paid semi-annually and is accounted for at amortized cost.

Subsequent to the quarter, a subsidiary of the Partnership issued CAD $150 million of unsecured 4% per annum notes due in 2028.

Deferred Taxes

The deferred tax liability represents the potential tax liability arising from the excess of the carrying value of net assets over the respective tax values, less available loss carry-forwards. Changes in the deferred tax liability balance are mainly related to changes in the market value of the Partnership’s investments and foreign currency fluctuations. During the quarter, a subsidiary of the Partnership converted to a mutual fund corporation. The reorganization led to the reduction in the deferred tax liability of approximately $690 million as the subsidiary has the ability to allocate the taxable income to unitholders of the Partnership. The reduction of $664 million is the deferred tax liability recognized in the prior periods, and is recorded through accumulated other comprehensive income.

Equity

As at June 30, 2021, unitholders’ equity consisted of $6.4 billion of Equity Limited Partners, $153 million of Preferred Limited Partners, and $1 thousand of General Partner equity (December 31, 2020 – $4.4 billion of Equity Limited Partners, $153 million of Preferred Limited Partners, and $1 thousand of General Partner). The increase in equity is primarily the result of higher comprehensive income driven by unrealized gains on our Brookfield shares and our overall investment portfolio.

Preferred Shares

Retractable preferred shares issued by Partners Value Split comprised of the following:

As at (Thousands, US dollars)	Shares Outstanding		Book Value
	June 30, 2021	Dec. 31, 2020	June 30, 2021	Dec. 31, 2020
Partners Value Split Class AA
4.50% Series 6 – October 8, 2021	—	7,990	$—	$156,864
5.50% Series 7 – October 31, 2022	—	4,000	—	78,530
4.80% Series 8 – September 30, 2024	5,999	5,999	120,976	117,781
4.90% Series 9 – February 28, 2026	5,997	5,997	120,925	117,732
4.70% Series 10 – February 28, 2027	6,000	6,000	120,990	117,795
4.75% Series 11 – October 31, 2025	6,000	6,000	120,990	117,795
4.40% Series 12 – February 29, 2028	6,900	—	139,139	—

			623,020	706,497
Deferred financing costs[1]			(14,684)	(12,349)

			$608,336	$694,148

1	Deferred financing costs are amortized over the term of the borrowing using the effective interest method.

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LIQUIDITY AND CAPITAL RESOURCES

The Partnership holds cash and cash equivalents totalling $265 million and investments of $7.0 billion as at June 30, 2021 (December 31, 2020 – $317 million and $5.7 billion). The Partnership has operating cash requirements of $39.4 million (2020 – $34 million) in scheduled dividend and interest payments on its preferred shares and corporate borrowings which are less than the expected regular distributions anticipated to be received from the Brookfield and other securities held by the Partnership. The Partnership believes it has sufficient liquid assets, operating cash flow and financing alternatives to meet its obligations.

BUSINESS ENVIRONMENT AND RISKS

The Partnership’s activities expose it to a variety of financial risks, including market risk (i.e., currency risk, interest rate risk, and other price risk), credit risk and liquidity risk. The following are risk factors relating to an investment in the common shares of the Partnership.

Fluctuations in Value of Investments

The value of the common shares may vary according to the value of the Brookfield shares and other securities owned by the Partnership. The value of these investments may be influenced by factors not within the control of the Partnership, including the financial performance of Brookfield and other investees, interest rates and other financial market conditions. As a result, the net asset value of the Partnership may vary from time to time. The future value of the common shares will be largely dependent on the value of the Brookfield shares. A material adverse change in the business, financial conditions or results of operations of Brookfield and other investees of the Partnership will have a material adverse effect on the common shares of the Partnership. In addition, the Partnership may incur additional financial leverage in order to acquire, directly or indirectly, additional securities issued by Brookfield, which would increase both the financial leverage of the Partnership and the dependency of the future value of the common shares on the value of the Brookfield shares.

COVID-19

The coronavirus (“COVID-19”) began spreading globally in the first quarter of 2020, and was recognized by the World Health Organization as a global pandemic on March 11, 2020. The spread of COVID-19 has had a moderate impact on equity markets and the Partnership’s investment portfolio valuations as observed up to the end of June 2021. The continued volatility and ultimate impact on markets cannot be predicted. While it is difficult to project the magnitude the COVID-19 impact will have, the Partnership’s investments remain largely unchanged, holding its major investments in the medium to long term.

Foreign Currency Exposure

Certain of the Partnership’s other investments are denominated in currencies other than the United States dollar. Accordingly, the value of these assets may vary from time to time with fluctuations in the exchange rate relative to the United States dollar. In addition, these investments pay distributions and interest in other currencies. Strengthening of these currencies relative to the United States dollar could decrease the amount of cash available to the Partnership.

Leverage

The Partnership’s assets are financed in part with the retractable preferred shares and corporate borrowings issued by our subsidiaries. This results in financial leverage that will increase the sensitivity of the value of the common shares to changes in the values of the assets owned by the Partnership. A decrease in the value of the Partnership’s investments may have a material adverse effect on the Partnership’s business and financial conditions.

Liquidity

The Partnership’s liquidity requirements are typically limited to funding interest and dividend obligations on outstanding financial obligations. Holders of the Partnership’s retractable preferred shares issued by the Partnership’s subsidiaries have the ability to retract their shares. Debentures, as opposed to cash, can be issued to settle retractions of the preferred shares.

The Partnership maintains financial assets and credit facilities to fund liquidity requirements in the normal course, in addition to its investment in Brookfield shares. The Partnership’s policy is to hold the Brookfield shares and not engage in trading, however shares are available to be sold to fund retractions and redemptions of preferred shares or common shares. The Partnership’s ability to sell a substantial portion of the Brookfield shares may be limited by resale restrictions under applicable securities laws that will affect when or to whom the Brookfield shares may be sold. Accordingly, if and when the Partnership is required to sell Brookfield shares, the liquidity of such shares may be limited. This could affect the time it takes to sell the Brookfield shares and the price obtained by the Partnership for the Brookfield shares sold.

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No Ownership Interest

A direct investment in common shares does not constitute a direct investment in the Brookfield shares of Brookfield or other securities held by the Partnership, and holders of common shares do not have any voting rights in respect of such securities.

Contractual Obligations

On April 16, 2021, Partners Value Split issued 6,900,000 Class AA Preferred shares, Series 12 “the series 12 Preferred Shares” at a price of $25.00 per share, for a gross issuance of $172.5 million.

On May 20, 2021, Partners Value Split redeemed all 4,000,000 of its Class AA Preferred shares, Series 7 “the Series 7 Preferred Shares” at a price of CAD$25.8022 per share, for a gross redemption price of CAD$103 million.

Subsequent to the quarter, a subsidiary of the Partnership issued CAD $150 million of unsecured 4% per annum notes due in 2028.

SUMMARY OF FINANCIAL INFORMATION

A summary of the eight recently completed quarters is as follows:

(Thousands, US dollars, except per share amounts)	2021		2020				2019
	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3
Net income	$28,492	$(1,176)	$(20,093)	$1,717	$(11,441)	$74,106	$(12,266)	$14,264
Net income per share	$0.33	$(0.01)	$(0.23)	$0.02	$(0.13)	$0.84	$(0.14)	$0.16

Net income includes dividends and interest on the Partnership’s investment portfolio, in addition to valuation gains and losses relating to its investment portfolios, and fluctuates accordingly with changes to foreign currencies relative to the United States dollar and equity markets. Also, included in net income are gains and losses on the disposition of investments. The variance in net income on the last eight quarters is primarily the result of valuation gains and losses on certain of the Partnership’s investments, increases in the investment income earned from its investments and the impact of foreign currencies.

RELATED-PARTY TRANSACTIONS

Brookfield entities provide certain management and financial services to the Partnership and recovered costs of less than $1 million for the three months ended June 30, 2021 (June 30, 2020 – less than $1 million).

The Partnership owns 130 million shares of Brookfield which amounted to $6.6 billion (December 31, 2020 – $5.3 billion), and other Brookfield subsidiaries of $143 million (December 31, 2020 – $125 million). The Partnership recognized dividend income in Brookfield entities $81 million (June 30, 2020 – $37 million). Dividend income increased due to the receipt of Brookfield Asset Management Reinsurance Partners Ltd. shares valued at $46 million as a dividend-in-kind from Brookfield Asset Management.

The Partnership is substantially owned by individuals associated with Brookfield Asset Management Inc. (“Brookfield”). The investing activities of the Partnership are managed by an investment team that does not participate in managing any Brookfield client accounts. Brookfield and the Partnership have adopted policies and procedures designed to ensure that PVI’s activities do not conflict with, or materially adversely affect Brookfield fund holders, and that, to extent feasible, Brookfield and its managed fund holders’ interests are prioritized relative to the Partnership should any potential conflict arise.

It is generally expected that the Partnership will have a different investing strategy and approach from that of Brookfield and its managed funds and therefore will make investments that Brookfield and its managed funds do not make (or make similar investments at different times as a result of such different investment strategy and approach). There is no formal informational barrier between the Partnership’s investment team and the rest of Brookfield.

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CRITICAL ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates are required in the determination of future cash flows and probabilities in assessing net recoverable amounts and net realizable values; tax and other provisions; and fair values for disclosure purposes. In the normal course of operations, the Partnership may execute agreements that provide for indemnification and guarantees to third parties in transactions such as business dispositions, business acquisitions and the sale of assets. The nature of substantially all of the indemnification undertakings precludes the possibility of making a reasonable estimate of the maximum potential amount that the Partnership could be required to pay to third parties as the agreements often do not specify a maximum amount and the amounts are dependent upon the outcome of future contingent events, the nature and likelihood of which cannot be determined at this time. Historically, the Partnership has not made any payments under such indemnification agreements and guarantees.

DISCLOSURE CONTROLS AND PROCEDURES

We maintain appropriate information systems, procedures and controls to ensure that new information disclosed externally is complete, reliable and timely. The President and the Director, Finance of the Partnership evaluated the effectiveness of disclosure controls and procedures (as defined in “National Instrument 52-109, Certification of Disclosure in Issuers’ Annual and Interim Filings”) as at June 30, 2021, and have concluded that the disclosure controls and procedures are operating effectively.

INTERNAL CONTROLS OVER FINANCIAL REPORTING

We maintain appropriate internal controls over financial reporting (as defined in “National Instrument 52-109, Certification of Disclosure in Issuers’ Annual and Interim Filings”) and the Chief Executive Officer and the Chief Financial Officer have concluded that the internal controls have been designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS. Management has evaluated whether there were changes in our internal controls over financial reporting during the period ended June 30, 2021 that have materially affected, or are reasonably likely to materially affect, our internal controls over financial reporting and has determined that there have been no such changes.

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REVIEW OF INTERIM FINANCIAL STATEMENTS

The accompanying financial statements and other financial information in this Quarterly Report have been prepared by the Partnership’s management who is responsible for their integrity, consistency, objectivity and reliability. To fulfill this responsibility, the Partnership maintains policies, procedures and systems of internal control to ensure that its reporting practices and accounting and administrative procedures are appropriate to provide a high degree of assurance that relevant and reliable financial information is produced and assets are safeguarded. These controls include the careful selection and training of employees, the establishment of well-defined areas of responsibility and accountability for performance and the communication of policies and code of conduct throughout the Partnership.

The Partnership’s independent auditor has not reviewed these financial statements.

On behalf of the Board of Directors,

/s/ Brian D. Lawson

Brian D. Lawson

Chief Executive Officer

August 26, 2021

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CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

As at (Thousands, US dollars)	Note	(Unaudited) June 30, 2021	December 31, 2020
Assets
Cash and cash equivalents		$265,364	$316,718
Accounts receivable and other assets		47,431	40,109
Investment in Brookfield Asset Management Inc.	3	6,604,278	5,313,865
Other investments carried at fair value	3	362,783	365,949

		$7,279,856	$6,036,641

Liabilities and equity
Accounts payable and other liabilities		$11,201	$15,604
Corporate borrowings	5	120,511	117,286
Preferred shares	6	608,336	694,148
Deferred taxes	7	21,353	654,217

		761,401	1,481,255
Equity
Partnership’s Equity
Equity Limited Partners	8	6,365,400	4,402,331
General Partner	8	1	1
Preferred Limited Partners	8	153,054	153,054

		6,518,455	4,555,386

		$7,279,856	$6,036,641

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CONSOLIDATED STATEMENTS OF OPERATIONS

For the periods ended June 30, unaudited (Thousands, US dollars, except per unit amounts)	Three months ended		Six months ended
	2021	2020	2021	2020
Investment income
Dividends	$63,389	$17,454	$81,892	$38,234
Other investment income	1,035	136	3,044	1,123

	64,424	17,590	84,936	39,357
Expenses
Operating expenses	(830)	(401)	(1,535)	(842)
Financing costs	(2,966)	(134)	(4,250)	(151)
Retractable preferred share dividends	(7,678)	(6,509)	(19,218)	(11,917)

	52,950	10,546	59,933	26,447
Other items
Investment valuation gains (losses)	709	1,407	5,993	(14,044)
Amortization of deferred financing costs	(1,333)	(594)	(2,537)	(1,123)
Current taxes recovery (expense)	265	(441)	2,245	(126)
Deferred taxes (expense) recovery	(5,544)	(1,337)	(8,171)	(2,203)
Foreign currency (losses) gains	(18,555)	(21,022)	(30,146)	53,714

Net income (loss)	$28,492	$(11,441)	$27,317	$62,665

Net income (loss) per unit (Note 9)	$0.33	$(0.13)	$0.31	$0.71

Net income (loss) attributable to:
Equity Limited Partners	$26,770	$(14,276)	$23,873	$56,995
General Partner	—	—	—	—
Preferred Limited Partners	1,722	2,835	3,444	5,670

	$28,492	$(11,441)	$27,317	$62,665

The accompanying notes are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the periods ended June 30, unaudited (Thousands, US dollars)	Three months ended		Six months ended
	2021	2020	2021	2020
Net income (loss)	$28,492	$(11,441)	$27,317	$62,665
Items that may be reclassified to net income
Realized & unrealized (losses) gain on fair value of securities through other comprehensive income securities	(169)	483,569	(169)	(749,003)
Items that may be reclassified to net income
Realized & unrealized gains on fair value of securities through other comprehensive income securities	850,321	—	1,280,913	—
Income taxes	44,501	(44,688)	(2,434)	71,363

Other comprehensive income (loss)	894,653	438,881	1,278,310	(677,640)
Comprehensive income (loss)	$923,145	$427,440	$1,305,627	$(614,975)

2021 Q2 Interim Report        12

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Equity Limited Partners
(Unaudited) For the three months ended June 30, 2021 (Thousands, US dollars)	Capital	Retained Earnings	Accumulated Other Comprehensive Income	Equity Limited Partners	General Partner	Preferred Limited Partners	Total Equity
Balance, beginning of period	$1,941,302	188,630	2,651,505	4,781,437	1	153,054	4,934,492

Net income	—	26,770	—	26,770	—	1,722	28,492
Other comprehensive income	—	—	894,653	894,653	—	—	894,653

Comprehensive income	—	26,770	894,653	921,423	—	1,722	923,145
Distribution	—	—	—	—	—	(1,722)	(1,722)
NCIB / Re-organization	(1,138)	—	663,678	662,540	—	—	662,540

Balance, end of period	$1,940,164	215,400	4,209,836	6,365,400	1	153,054	6,518,455

	Equity Limited Partners
(Unaudited) For the six months ended June 30, 2021 (Thousands, US dollars)	Capital	Retained Earnings	Accumulated Other Comprehensive Income	Equity Limited Partners	General Partner	Preferred Limited Partners	Total Equity
Balance, beginning of period	$1,942,956	$191,527	$2,267,848	$4,402,331	$1	$153,054	$4,555,386

Net income	—	23,873	—	23,873	—	3,444	27,317
Other comprehensive income	—	—	1,278,310	1,278,310	—	—	1,278,310

Comprehensive income	1,942,956	23,873	1,278,310	1,302,183	—	3,444	1,305,627
Distribution	—	—	—	—	—	(3,444)	(3,444)
Re-organization	(2,792)	—	663,678	660,886	—	—	660,886

Balance, end of period	$1,940,164	215,400	4,209,836	6,365,400	1	153,054	6,518,455

	Equity Limited Partners
(Unaudited) For the three months ended June 30, 2020 (Thousands, US dollars)	Capital	Retained Earnings	Accumulated Other Comprehensive Income	Equity Limited Partners	General Partner	Preferred Limited Partners	Total Equity
Balance, beginning of period	$1,947,136	$230,204	$788,151	$2,965,491	$1	$252,012	$3,217,504

Net (loss)	—	(14,276)	—	(14,276)	—	2,835	(11,441)
Other comprehensive income	—	—	438,881	438,881	—	—	438,881

Comprehensive income (loss)	1,947,136	(14,276)	438,881	424,605	—	2,835	427,440
Distribution	—	—	—	—	—	(2,835)	(2,835)
Re-organization	5	—	—	5	—	(3)	2

Balance, end of period	$1,947,141	$215,928	$1,227,032	$3,390,101	$1	$252,009	$3,642,111

	Equity Limited Partners
(Unaudited) For the six months ended June 30, 2020 (Thousands, US dollars)	Capital	Retained Earnings	Accumulated Other Comprehensive Income	Equity Limited Partners	General Partner	Preferred Limited Partners	Total Equity
Balance, beginning of period	$1,947,245	$158,933	$1,904,672	$4,010,850	$1	$252,012	$4,262,863

Net income	—	56,995	—	56,995	—	5,670	62,665
Other comprehensive (loss)	—	—	(677,640)	(677,640)	—	—	(677,640)

Comprehensive income (loss)	1,947,245	56,995	(677,640)	(620,645)	—	5,670	(614,975)
Distribution	—	—	—	—	—	(5,670)	(5,670)
Re-organization	(104)	—	—	(104)	—	(3)	(107)

Balance, end of period	$1,947,141	215,928	1,227,032	3,390,101	1	252,009	3,642,111

2021 Q2 Interim Report        13

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the periods ended June 30, Unaudited (Thousands, US dollars)	Three months ended		Six months ended
	2021	2020	2021	2020
Cash flow from operating activities
Net income (loss)	$28,492	$(11,441)	$27,317	$62,665
Add (deduct) non-cash items:
Investment valuation (gains) losses	(709)	(1,407)	(5,993)	14,044
Unrealized foreign exchange losses (gains)	18,555	21,022	30,146	(53,714)
Amortization of deferred financing costs	1,333	594	2,537	1,123
Non-cash dividend received	(45,897)	—	(45,897)	—
Deferred taxes	5,544	1,337	8,171	1,458

	7,318	10,105	16,281	25,576
Changes in working capital and foreign currency	5,908	764	(4,343)	(24,494)

	13,226	10,869	11,938	1,082
Cash flow used in and from investing activities
Purchase of securities	(105,693)	(124,577)	(170,554)	(135,257)
Sale of securities	78,391	16,291	222,176	38,248

	(27,302)	(108,286)	51,622	(97,009)
Cash flow used in and from financing activities
Common shares redeemed	(1,138)	—	(2,792)	—
Preferred shares issued	133,273	—	133,273	—
Preferred shares redeemed	(80,750)	—	(241,951)	109,275
Distribution to preferred units	(1,722)	(2,835)	(3,444)	(5,670)

	49,663	(2,835)	(114,914)	103,605
Cash and cash equivalents
Change in cash	35,587	(100,252)	(51,354)	7,678
Balance, beginning of period	229,777	207,427	316,718	99,497

Balance, end of period	$265,364	$107,175	$265,364	$107,175

The accompanying notes are an integral part of the financial statements.

Q3 2020 Interim Report

14

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS OPERATIONS

Partners Value Investments L.P. (the “Partnership”) is a limited partnership under the laws of the province of Ontario. Its principal investment is an ownership interest in 130 million Class A Limited Voting Shares (“Brookfield shares”) of Brookfield Asset Management Inc. (“Brookfield”). The consolidated financial statements include the accounts of the Partnership’s wholly owned subsidiaries: Partners Value Investments Inc. (“PVII”) and Partners Value Split Corp. (“Partners Value Split” or “PVS”). The Partnership was formed and commenced operations on April 8, 2016 to hold a 100% interest in PVII following the completion of a capital reorganization that was carried out by way of a statutory plan of arrangement pursuant to section 182 of the Business Corporations Act (Ontario) (the “Reorganization”). On November 30, 2020, PVI LP exchanged its old common shares with 100% voting interest of PVII for 1,000 Special Voting Preferred Shares, unlimited number of Non-Voting Preferred Shares and unlimited number of New Common Shares. On April 15, 2021, the Partnership exchanged its New Common Shares for unlimited number of retractable common shares.

The General Partner interest owned by PVI Management Inc. was replaced by a trust. There was no change from a governance and control perspective as a result of the reorganization.

The registered office of the Partnership is Brookfield Place, 181 Bay Street, Suite 300, Toronto, Ontario, M5J 2T3.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Statement of Compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”). The consolidated financial statements are prepared on a going concern basis. These financial statements were authorized for issuance by the Board of Directors of the Partnership on August 19, 2021.

The coronavirus (“COVID-19”) began spreading globally in the first quarter of 2020, and was recognized by the World Health Organization as a global pandemic on March 11, 2020. The spread of COVID-19 has had a moderate impact on equity markets and the Partnership’s investment portfolio valuations as observed up to the end of June 2021. The continued volatility and ultimate impact on markets cannot be predicted. While it is difficult to project the magnitude the COVID-19 impact will have, the Partnership’s investments remain largely unchanged, holding its major investments in the medium to long term.

3. INVESTMENT PORTFOLIO

The Partnership’s investment portfolio consists of the following:

As at (Thousands, US dollars)		Number of Shares		Fair Value
	Classification[1]	June 30, 2021	Dec. 31, 2020	June 30, 2021	Dec. 31, 2020
Brookfield Asset Management Inc.	FVTOCI
Directly and Indirectly Held		9,937	9,147	$506,486	$377,500
Partners Value Split Corp		119,612	119,612	6,097,792	4,936,365

		129,549	128,759	$6,604,278	$5,313,865

Investments classified as FVTOCI
Brookfield Property Partners L.P.	FVTOCI	3,613	3,613	$68,475	$52,287
Brookfield Business Partners L.P.	FVTOCI	1,495	1,495	69,150	56,125
Trisura Group Ltd.	FVTOCI	—	814	—	56,924

				137,625	165,336

Other securities portfolio	FVTOCI	Various	Various	95,168	63,025
Other securities portfolio	FVTPL	Various	Various	129,990	137,588

				$225,158	$200,613

				$362,783	$365,949

2021 Q2 Interim Report        15

1

FVTOCI represents fair value through other comprehensive income and FVTPL represents fair value through profit and loss accounting classification. Changes in fair value of investments classified as FVTOCI are recorded in other comprehensive income, and changes in fair value of FVTPL are recorded in net income.

The Partnership’s investment in Class A Limited Voting Shares of Brookfield at June 30, 2021 represents a 9% (December 31, 2020 – 9%) equity interest.

Other securities portfolio is focused on capital preservation, invested primarily in liquid investments. The increase in the portfolio is the result of various net purchases of assets during the quarter.

4. FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount of consideration that would be agreed upon in an arm’s-length transaction between knowledgeable, willing parties who are under no compulsion to act. Fair values are determined by reference to a price within a bid-ask spread that is deemed most appropriate.

Fair value hierarchical levels are directly determined by the amount of subjectivity associated with the valuation of these assets and liabilities and are as follows:

Level 1	Quoted prices available in active markets for identical investments as of the reporting date.

Level 2

Pricing inputs other than quoted market prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair values are determined through the use of models or other valuation methodologies.

Level 3

Pricing inputs are unobservable for the instrument and includes situations where there is little, if any, market activity for the instrument. The inputs into the determination of fair value require significant management estimation. Fair valued assets that are included in this category are certain equity securities carried at fair value which are not traded in an active market and measured using estimated net asset value.

The fair value hierarchical level associated with the Partnership’s financial assets and liabilities measured at fair value consists of the following:

As at (Thousands, US dollars)	June 30, 2021			December 31, 2020
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Brookfield Asset Management Inc.	$6,604,278	$—	$—	$5,313,865	$—	$—
Investments classified as FVTOCI	232,793	—	—	228,361	—	—
Investments classified as FVTPL	66,132	3,052	60,806	77,151	4,324	56,113
Derivative assets[1]	—	31,756	—	—	23,953	—
Derivative liabilities[1]	—	—	—	—	(39)	—

	$6,903,203	$34,808	$60,806	$5,619,377	$28,238	$56,113

1	Presented within accounts receivable/accounts payable and other on the Statement of Financial Position.

The fair value of preferred shares and corporate borrowings treated as a financial liability is $752 million as at June 30, 2021 (December 2020 – $843 million).

As at June 30, 2021, a cumulative pre-tax gain of $5.7 billion (December 31, 2020 – $4.9 billion) has been recognized for financial instruments measured under fair value through other comprehensive income, over their historical cost amounts.

All financial assets have a carrying value equal to their fair value. During the three months ended June 30, 2021, there were no transfers between Level 1, 2 or 3.

2021 Q2 Interim Report        16

5. CORPORATE BORROWINGS

On August 21, 2020, a subsidiary of the Partnership issued CAD $150 million of senior unsecured notes due 2027. The interest rate on the note is 4.375% per annum, paid semi-annually and is accounted for at amortized cost. As at June 30, 2021, a subsidiary of the Partnership have 700 Series 6 debentures, and 3,200 Series 7 debentures with the total value of $79 thousand outstanding (December 31, 2020 – $77 thousand).

Subsequent to the quarter, a subsidiary of the Partnership issued CAD $150 million of unsecured notes due 2028. The interest rate on the note is 4.00% per annum, paid semi-annually and is accounted for at amortized cost.

6. PREFERRED SHARES

Retractable preferred shares issued by the Partnership’s subsidiaries are comprised of the following:

As at (Thousands, US dollars)	Shares Outstanding		Book Value
	June 30, 2021	Dec. 31, 2020	June 30, 2021	Dec. 31, 2020
Partners Value Split Class AA 4.50% Series 6 – October 8, 2021	—	7,990	$—	$156,864
5.50% Series 7 – October 31, 2022	—	4,000	—	78,530
4.80% Series 8 – September 30, 2024	5,999	5,999	120,976	117,781
4.90% Series 9 – February 28, 2026	5,997	5,997	120,925	117,732
4.70% Series 10 – February 28, 2027	6,000	6,000	120,990	117,795
4.75% Series 11 – October 31, 2025	6,000	6,000	120,990	117,795
4.40% Series 12 – February 29, 2028	6,900	—	139,139	—

			623,020	706,497
Deferred financing costs[1]			(14,684)	(12,349)

			$608,336	$694,148

1	Deferred financing costs are amortized over the term of the borrowing using the effective interest method.

Partners Value Split

Partners Value Split is authorized to issue an unlimited number of Class A preferred shares and Class AA preferred shares. The Board of Directors of Partners Value Split have the authority to fix the number of shares that will form each series and determine the rights, restrictions and conditions attached to each series. Any new series will be issued for a price of CAD$25.00 per share and the proceeds are to be used to finance the retraction or redemption of outstanding preferred shares without necessitating the sale of Class AA shares or facilitating the acquisition of additional Class AA shares.

Retraction

The Partnership’s preferred shares may be surrendered for retraction at the option of the holders of the respective preferred shares. The details of the retraction feature for each respective class of preferred shares are as follows:

PVS Class AA Series 8, 9, 10, 11, 12

May be surrendered for retraction at any time for an amount equal to the lesser of: (i) net asset value per unit; and (ii) CAD $25.00. Retraction consideration will be a number of Partners Value Split Series 6, 7, 8, 9 and 10 debentures, respectively, determined by dividing the holder’s aggregate preferred share Retraction Price by $25.00.

Debentures

The details of each respective class of the Partnership’s debentures are as follows:

PVS Series 8

The Series 6 debenture will have a principal amount of CAD $25.00 per debenture and will mature on October 31, 2022. Holders of the Series 6 debentures will be entitled to receive quarterly fixed interest payments at a rate of 4.90% per annum paid on or about the 7th day of March, June, September and December in each year. The Series 6 debentures can be redeemed by the Partnership at any time. The Series 6 debentures may not be retracted.

2021 Q2 Interim Report        17

PVS Series 9

The Series 7 debenture will have a principal amount of CAD $25.00 per debenture and will mature on February 28, 2026. Holders of the Series 7 debentures will be entitled to receive quarterly fixed interest payments at a rate of 5.00% per annum paid on or about the 7th day of March, June, September and December in each year. The Series 7 debentures can be redeemed by the Partnership at any time. The Series 7 debentures may not be retracted.

PVS Series 10

The Series 8 debenture will have a principal amount of CAD $25.00 per debenture and will mature on February 28, 2027. Holders of the Series 8 debentures will be entitled to receive quarterly fixed interest payments at a rate of 4.80% per annum paid on or about the 7th day of March, June, September and December in each year. The Series 8 debentures can be redeemed by the Partnership at any time. The Series 8 debentures may not be retracted.

PVS Series 11

The Series 9 debenture will have a principal amount of CAD $25.00 per debenture and will mature on October 31, 2025. Holders of the Series 9 debentures will be entitled to receive quarterly fixed interest payments at a rate of 4.85% per annum paid on or about the 7th day of March, June, September and December in each year. The Series 9 debentures can be redeemed by the Partnership at any time. The Series 9 debentures may not be retracted.

PVS Series 12

The Series 10 debenture will have a principal amount of CAD $25.00 per debenture and will mature on February 29, 2028. Holders of the Series 10 debentures will be entitled to receive quarterly fixed interest payments at a rate of 4.50% per annum paid on or about the 7th day of March, June, September and December in each year. The Series 10 debentures can be redeemed by the Partnership at any time. The Series 10 debentures may not be retracted.

Redemption

The Partnership’s preferred shares may be redeemed at the option of the Company. The details of the redemption feature for each respective class of preferred shares are as follows:

PVS Series 8

May be redeemed by the Company at any time on or after September 30, 2022, and prior to September 30, 2024, (the “Series 8 Redemption Date”) at a price which until September 30, 2023, will equal CAD $25.50 per share plus accrued and unpaid dividends and which will decline by $0.25 on September 30, 2023. All Class AA Series 8 senior preferred shares outstanding on the Series 8 Redemption Date will be redeemed for a cash amount equal to the lesser of CAD $25.00 plus any accrued and unpaid dividends, and the net assets per unit.

The Company may redeem Class AA, Series 8 senior preferred shares prior to September 30, 2022 for CAD $26.00 per share plus accrued and unpaid dividends if, and will not redeem Class AA, Series 8 senior preferred shares prior to the Series 8 Redemption Date unless: (i) capital shares have been retracted; or (ii) there is a take-over bid for the Brookfield shares and the Board of Directors of the Company determines that such a bid is in the best interest of the holders of the capital shares.

PVS Series 9

May be redeemed by the Company at any time on or after February 28, 2026, and prior to February 28, 2028, (the “Series 9 Redemption Date”) at a price which until February 28, 2025, will equal CAD $25.50 per share plus accrued and unpaid dividends and which will decline by $0.25 on February 28, 2025. All Class AA Series 9 senior preferred shares outstanding on the Series 8 Redemption Date will be redeemed for a cash amount equal to the lesser of CAD $25.00 plus any accrued and unpaid dividends, and the net assets per unit.

The Company may redeem Class AA, Series 9 senior preferred shares prior to February 28, 2026 for CAD $26.00 per share plus accrued and unpaid dividends if, and will not redeem Class AA, Series 9 senior preferred shares prior to the Series 9 Redemption Date unless: (i) capital shares have been retracted; or (ii) there is a take-over bid for the Brookfield shares and the Board of Directors of the Company determines that such a bid is in the best interest of the holders of the capital shares.

PVS Series 10

May be redeemed by the Company at any time on or after February 28, 2025, and prior to February 28, 2027, (the “Series 10 Redemption Date”) at a price which until February 28, 2026, will equal CAD $25.50 per share plus accrued and unpaid dividends and which will decline by $0.50 on February 28, 2026. All Class AA Series 10 senior preferred shares outstanding on the Series 8 Redemption Date will be redeemed for a cash amount equal to the lesser of CAD $25.00 plus any accrued and unpaid dividends, and the net assets per unit.

The Company may redeem Class AA, Series 10 senior preferred shares prior to February 28, 2025 for CAD $26.00 per share plus accrued and unpaid dividends if, and will not redeem Class AA, Series 10 senior

2021 Q2 Interim Report        18

preferred shares prior to the Series 10 Redemption Date unless: (i) capital shares have been retracted; or (ii) there is a take-over bid for the Brookfield shares and the Board of Directors of the Company determines that such a bid is in the best interest of the holders of the capital shares.

PVS Series 11

May be redeemed by the Company at any time on or after October 31, 2023, and prior to October 31, 2025, (the “Series 11 Redemption Date”) at a price which until October 31, 2024, will equal CAD $25.50 per share plus accrued and unpaid dividends and which will decline by $0.50 on October 31, 2024. All Class AA Series 11 senior preferred shares outstanding on the Series 11 Redemption Date will be redeemed for a cash amount equal to the lesser of CAD $25.00 plus any accrued and unpaid dividends, and the net assets per unit.

The Company may redeem Class AA, Series 11 senior preferred shares prior to October 31, 2023 for CAD $26.00 per share plus accrued and unpaid dividends if, and will not redeem Class AA, Series 11 senior preferred shares prior to the Series 11 Redemption Date unless: (i) capital shares have been retracted; or (ii) there is a take-over bid for the Brookfield shares and the Board of Directors of the Company determines that such a bid is in the best interest of the holders of the capital shares.

PVS Series 12

May be redeemed by the Company at any time on or after February 28, 2026, and prior to February 29, 2028, (the “Series 12 Redemption Date”) at a price which until February 28, 2027, will equal CAD $25.50 per share plus accrued and unpaid dividends and which will decline by $0.50 on February 28, 2027. All Class AA Series 12 senior preferred shares outstanding on the Series 12 Redemption Date will be redeemed for a cash amount equal to the lesser of CAD $25.00 plus any accrued and unpaid dividends, and the net assets per unit.

The Company may redeem Class AA, Series 12 senior preferred shares prior to February 28, 2026 for CAD $26.00 per share plus accrued and unpaid dividends if, and will not redeem Class AA, Series 12 senior preferred shares prior to the Series 12 Redemption Date unless: (i) capital shares have been retracted; or (ii) there is a take-over bid for the Brookfield shares and the Board of Directors of the Company determines that such a bid is in the best interest of the holders of the capital shares.

7. DEFERRED TAXES

During the quarter, a subsidiary of the Partnership, PVII, converted to a mutual fund corporation. This reorganization led to the reduction in deferred tax liability of approximately $690 million as the subsidiary has the ability to allocate the taxable income to unitholders of the Partnership. The reduction of the deferred tax liability is recorded through other comprehensive income. The reduction of $664 million is deferred tax liability recognized in the prior periods, and is recorded through accumulated other comprehensive income.

8. SHAREHOLDERS’ EQUITY

The Partnership is authorized to issue the following classes of partnership units: (i) the GP Units; (ii) Equity LP Units; and (iii) Preferred LP Units, issuable in one or more classes and in one or more series, which, other than the GP Units, represent limited partnership interests in the Partnership.

Equity Limited Partners

The Equity LP Units are non-voting limited partnership interests in the Partnership. Holders of the Equity LP Units are not entitled to the withdrawal or return of capital contributions in respect of the Equity LP Units, except to the extent, if any, that distributions are made to such holders or upon the liquidation of the Partnership. A holder of Equity LP Units does not have priority over any other holder of Equity LP Units, either as to the return of capital contributions or as to profits, losses or distributions. In addition, holders of the Equity LP Units do not have any right to have their units redeemed by the Partnership.

General Partner

The GP Units are a general partnership interest in the Partnership and one GP Unit has been issued to and is held by the General Partner. The General Partner will have the full power and authority to make all decisions on behalf of the Partnership. The Partnership can acquire and sell assets and carry on such business as the General Partner determines from time to time, and can borrow money, guarantee obligations of others, and grant security on its assets from time to time, in each case as the General Partner determines. The General Partner is required to exercise its powers and carry out its functions honestly and in good faith and shall exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in

2021 Q2 Interim Report        19

comparable circumstances. In addition, the General Partner does not have any right to have their GP units redeemed by the Partnership.

Preferred Limited Partners

The Class A Preferred LP Units are non-voting limited partnership interests in the Partnership. Holders of the Series 1 Preferred LP Units will be entitled to receive fixed cumulative preferential distributions, as and when declared by the General Partner, payable quarterly on the last day of January, April, July and October in each year (to holders of record on the last business day of the month preceding the month of payment) at an annual rate equal to US$1.125 per Series 1 Preferred LP Unit (4.5% on the initial par value of US$25) less any amount required by law to be deducted and withheld. In addition, the Preferred LP Units do not have any right to have their units redeemed by the Partnership.

As at (Thousands)	Shares Outstanding		Book Value
	June 30, 2021	Dec. 31, 2020	June 30, 2021	Dec. 31, 2020
Partnership equity
Equity Limited Partners	73,285	73,348	$6,365,400	$4,402,331
General Partner[1]	—	—	1	1
Preferred Limited Partners	16,038	16,038	153,054	153,054

			$6,518,455	$4,555,386

1	As at June 30, 2021, there is 1 General Partner share outstanding (December 31, 2020: 1).

9. NET INCOME PER UNIT

Net income per unit is calculated based on the diluted weighted average number of outstanding units during the period and net income attributable to Equity Limited Partners. For the three months ended June 30, 2021, the weighted average number of basic outstanding units were 73,285,331 (December 31, 2020 – 73,387,650) and 88,024,713 on a fully diluted basis (December 31, 2020 – 88,096,325); this includes the 14,708,666 Equity LP units that can be issued through the future exercise of all outstanding warrants.

10. WARRANTS

A subsidiary of the Partnership, PVII, has warrants outstanding which were issued as part of a capital reorganization in April 2016. The warrants have an exercise price of C$32.45 and five warrants are required to purchase one non-voting exchangeable share, which are convertible into Equity LP units of the Partnership at the option of the holder. The holders of the warrants have a provision which allows them to use their Preferred LP units as currency in lieu of cash to fund all or any part of the payment of the exercise price of the warrants. For this purpose, the value attributed to each Preferred LP Units will be equal to US$25.00 per Preferred LP unit plus any declared and unpaid distributions. The warrants expire on December 31, 2026. As at June 30, 2021, there are 73,543,331 (December 31, 2020 – 73,543,331) warrants outstanding.

11. RELATED-PARTY TRANSACTIONS

Brookfield provides certain management and financial services to the Partnership for which the Partnership paid less than $1 million For the three months ended June 30, 2021 (June 30, 2020 – less than $1 million).

The Partnership owns 130 million shares of Brookfield which amounted to $6.6 billion (December 31, 2020 – $5.3 billion), and other Brookfield subsidiaries of $143 million (December 31, 2020 – $125 million). The Partnership recognized dividend income in Brookfield entities $81 million (June 30, 2020 – $20 million).

12. SUBSEQUENT EVENT

On August 10, 2021, a subsidiary of the Partnership issued CAD $150 million of senior unsecured notes due 2028. The interest rate on the note is 4.00% per annum, paid semi-annually and is accounted for at amortized cost.

2021 Q2 Interim Report        20

CORPORATE INFORMATION

DIRECTORS

Brian D. Lawson

Vice Chair

Brookfield Asset Management Inc.

Bahir Manios

Managing Partner

Brookfield Asset Management Inc.

Danesh Varma[1,2]

Corporate Director

Frank N.C. Lochan[1,2]

Corporate Director

Ralph Zarboni[1,2]

Corporate Director

1.  Member of the Audit Committee

2.  Member of the Corporate Governance Committee

OFFICERS

Brian D. Lawson

Chairman, and Chief Executive Officer

Bahir Manios

President

Rachel Powell

Chief Financial Officer

Loretta M. Corso

Corporate Secretary

Kathy Sarpash

Senior Vice President and General Counsel

Bryan Sinclair

Senior Associate

Leslie Yuen

Director

CORPORATE OFFICE

Brookfield Place

181 Bay Street, Suite 300

Toronto, Ontario

M5J 2T3

Telephone:            (416) 956-5142

REGISTRAR AND TRANSFER AGENT

AST Trust Company (Canada)

P.O. Box 700, Station B

Montreal, Quebec

H3B 3K3

Tel:                           (416) 682-3860 or

                                toll free within North America

                                (800) 387-0825

Fax:                         (888) 249-6189

Website:                 https://www.astfinancial.com/ca-en/

E-mail:                     inquires@astfinancial.com

EXCHANGE LISTING

TSX Venture Exchange Stock Symbol:

Equity LP units PVF.UN

Preferred LP units PVF.PR.U

PVI warrants PVF.WT

2021 Q2 Interim Report        21

MANAGEMENT’S DISCUSSION AND ANALYSIS

The following Management’s Discussion and Analysis for the period ended June 30, 2021 is dated August 26, 2021.

OVERVIEW

Partners Value Investments L.P. (the “Partnership”) is a limited partnership under the laws of the province of Ontario. Its principal investment is an ownership interest in 130 million Class A Limited Voting Shares (“Brookfield shares”) of Brookfield Asset Management Inc. (“Brookfield”). The Partnership’s objective is to provide the Equity Limited Partners with capital appreciation and Preferred Limited Partners with income returns. Investment income, which includes dividends from its investment in Brookfield shares and other securities, is principally dedicated to paying dividends on its financing obligations and Preferred LP units.

The Partnership’s investment in Brookfield is owned indirectly through its wholly owned subsidiaries – Partners Value Investments Inc. (“PVII”) and Partners Value Split Corp. (“Partners Value Split”). Partners Value Split has publicly listed retractable preferred shares outstanding.

The Partnership also holds a portfolio of other securities including: investments in limited partnership units of Brookfield Property Partners (“BPY”), Brookfield Business Partners (“BBU”) and a diversified portfolio of other securities.

The Partnership is managed by its general partner, PVI Management Trust (the “General Partner”).

Additional information on the Partnership and its public subsidiaries is available on SEDAR’s web site at www.sedar.com.

RESULTS OF OPERATIONS

The Partnership experienced a net income of $28 million for the quarter ended June 30, 2021 compared to a net loss of $11 million in the prior year quarter. Dividend income increased due to the receipt of Brookfield Asset Management Reinsurance Partners Ltd. Shares valued at $46 million as a dividend-in-kind from Brookfield Asset Management.

The following table presents the details of the Partnership’s net income:

For the period ended June 30 (Thousands, US dollars)	Three Months Ended		Six Months Ended
	2021	2020	2021	2020
Investment income
Dividends	$63,389	$17,454	$81,892	$38,234
Other investment income	1,035	136	3,044	1,123

	64,424	17,590	84,936	39,357
Expenses
Operating expenses	(830)	(401)	(1,535)	(842)
Financing costs	(2,966)	(134)	(4,250)	(151)
Retractable preferred share dividends	(7,678)	(6,509)	(19,218)	(11,917)

	52,950	(7,044)	59,933	(12,910)
Other items
Investment valuation gains (losses)	709	1,407	5,993	(14,044)
Amortization of deferred financing costs	(1,333)	(594)	(2,537)	(1,123)
Current taxes recovery (expense)	265	(441)	2,245	(126)
Deferred taxes expense	(5,544)	(1,337)	(8,171)	(2,203)
Foreign currency (losses) gains	(18,555)	(21,022)	(30,146)	53,714

Net income (loss)	$28,492	$(11,441)	$27,317	$62,665

Net Income (loss) attributable to:
Equity Limited Partners	$26,770	$(14,276)	$23,873	$56,995
General Partner	—	—	—	—
Preferred Limited Partner	1,722	2,835	3,444	5,670

	$28,492	$(11,441)	$27,317	$62,665

Investment income consists of the following:

For the period ended June 30 (Thousands, US dollars)	Three Months Ended		Six Months Ended
	2021	2020	2021	2020
Dividends
Brookfield Asset Management Inc.	$62,635	$15,451	$79,374	$30,902
Other securities	754	2,003	2,518	7,332

	63,389	17,454	81,892	38,234
Other investment income	1,035	136	3,044	1,123

	$64,424	$17,590	$84,936	$39,357

The Partnership received dividend income of $79 million (2020—$31 million) from its investment in Brookfield and $3 million (2020—$7 million) from its other securities investments during the six months ended June 30, 2021. Dividend income increased due to the receipt of Brookfield Asset Management Reinsurance Partners Ltd. shares valued at $46 million as a dividend-in-kind from Brookfield Asset Management. Other investment income primarily includes interest earned on loan assets and cash put on deposit.

Financing costs increased during the period as a result of our issuance of series 11 and 12 preferred shares for total proceeds of CAD $322.5 million and the issuance of CAD $150 million of senior unsecured notes due 2027 in August 2020.

Investment valuation gains and losses include unrealized gains and losses on the Partnership’s investments (including financial derivatives) which are recorded at fair value. It also includes realized gains and losses on the disposition of the Partnership’s investments. This balance will fluctuate depending on the Partnership’s investment activities and performance.

Income tax expenses reflect a higher level of realized and unrealized gains relative to losses, compared to the prior year quarter.

Foreign currency losses represent net losses arising from the impact of changes in the exchange rate on the book value Canadian dollar (“CAD”) denominated preferred shares issued by Partners Value Split Corp., corporate borrowings issued by PVII and the realization of certain of our foreign exchange contracts.

FINANCIAL POSITION

The Partnership’s total assets were $7.3 billion at June 30, 2021 (December 31, 2020 – $6.0 billion) and consist primarily of its $6.6 billion investment in 130 million Brookfield shares (December 31, 2020 – $5.3 billion). The market price of a Brookfield share was $50.98 per share at June 30, 2021 compared to $41.27 at December 31, 2020.

Investment Portfolio

As at (Thousands, US dollars)	Number of Shares		Fair Value
	June 30, 2021	Dec. 31, 2020	June 30, 2021	Dec. 31, 2020
Brookfield Asset Management Inc.
Directly and Indirectly Held	9,937	9,147	$506,486	$377,500
Partners Value Split Corp	119,612	119,612	6,097,792	4,936,365

	129,549	128,759	$6,604,278	$5,313,865

Other securities
Brookfield Property Partners L.P.	3,613	3,613	$68,475	$52,287
Brookfield Business Partners L.P.	1,495	1,495	69,150	56,125
Trisura Group Ltd.	—	814	—	56,924
Other securities portfolio	Various	Various	225,158	200,613

			362,783	365,949

			$6,967,061	$5,679,814

Brookfield Asset Management Inc.

Brookfield is a leading global alternative asset manager with over $625 billion of assets under management across real estate, infrastructure, renewable power, private equity and credit. Brookfield is listed on the New York and Toronto Stock Exchanges under the symbol BAM and BAM.A respectively. The Partnership’s investment in Brookfield represents approximately a 9% interest in Brookfield.

Brookfield Listed Partnerships

The Partnership holds investments in Brookfield listed partnerships that are managed by Brookfield: BPY and BBU. BPY is a global commercial real estate company that owns, operates and invests in best-in-class office, retail, and opportunistic assets. Subsequent to the quarter, Brookfield completed its previously announced acquisition of all of the limited partnership units of BPY at a per unit value of $7.69 in cash, 0.2185 of a BAM Class A limited voting share (“BAM shares”), and 0.0230 BPY preferred units. BBU owns business services and industrial operations with a focus on high-quality businesses that are low cost procedures and/or benefit from high barriers to entry.

Other Securities Portfolio

Other securities portfolio is focused on capital preservation, invested primarily in liquid investments. The increase in the portfolio is the result of various net acquisitions of assets during the quarter.

Corporate Borrowings

On August 21, 2020, a subsidiary of the Partnership issued CAD $150 million of senior unsecured notes due in 2027. The interest rate on the note is 4.375% per annum, paid semi-annually and is accounted for at amortized cost.

Subsequent to the quarter, a subsidiary of the Partnership issued CAD $150 million of unsecured 4% per annum notes due in 2028.

Deferred Taxes

The deferred tax liability represents the potential tax liability arising from the excess of the carrying value of net assets over the respective tax values, less available loss carry-forwards. Changes in the deferred tax liability balance are mainly related to changes in the market value of the Partnership’s investments and foreign currency fluctuations. During the quarter, a subsidiary of the Partnership converted to a mutual fund corporation. The reorganization led to the reduction in the deferred tax liability of approximately $690 million as the subsidiary has the ability to allocate the taxable income to unitholders of the Partnership. The reduction of $664 million is the deferred tax liability recognized in the prior periods, and is recorded through accumulated other comprehensive income.

Equity

As at June 30, 2021, unitholders’ equity consisted of $6.4 billion of Equity Limited Partners, $153 million of Preferred Limited Partners, and $1 thousand of General Partner equity (December 31, 2020 – $4.4 billion of Equity Limited Partners, $153 million of Preferred Limited Partners, and $1 thousand of General Partner). The increase in equity is primarily the result of higher comprehensive income driven by unrealized gains on our Brookfield shares and our overall investment portfolio.

Preferred Shares

Retractable preferred shares issued by Partners Value Split comprised of the following:

As at (Thousands, US dollars)	Shares Outstanding		Book Value
	June 30, 2021	Dec. 31, 2020	June 30, 2021	Dec. 31, 2020
Partners Value Split Class AA
4.50% Series 6 – October 8, 2021	—	7,990	$—	$156,864
5.50% Series 7 – October 31, 2022	—	4,000	—	78,530
4.80% Series 8 – September 30, 2024	5,999	5,999	120,976	117,781
4.90% Series 9 – February 28, 2026	5,997	5,997	120,925	117,732
4.70% Series 10 – February 28, 2027	6,000	6,000	120,990	117,795
4.75% Series 11 – October 31, 2025	6,000	6,000	120,990	117,795
4.40% Series 12 – February 29, 2028	6,900	—	139,139	—

			623,020	706,497
Deferred financing costs[1]			(14,684)	(12,349)

			$608,336	$694,148

1	Deferred financing costs are amortized over the term of the borrowing using the effective interest method.

LIQUIDITY AND CAPITAL RESOURCES

The Partnership holds cash and cash equivalents totalling $265 million and investments of $7.0 billion as at June 30, 2021 (December 31, 2020 – $317 million and $5.7 billion). The Partnership has operating cash requirements of $39.4 million (2020 – $34 million) in scheduled dividend and interest payments on its preferred shares and corporate borrowings which are less than the expected regular distributions anticipated to be received from the Brookfield and other securities held by the Partnership. The Partnership believes it has sufficient liquid assets, operating cash flow and financing alternatives to meet its obligations.

BUSINESS ENVIRONMENT AND RISKS

The Partnership’s activities expose it to a variety of financial risks, including market risk (i.e., currency risk, interest rate risk, and other price risk), credit risk and liquidity risk. The following are risk factors relating to an investment in the common shares of the Partnership.

Fluctuations in Value of Investments

The value of the common shares may vary according to the value of the Brookfield shares and other securities owned by the Partnership. The value of these investments may be influenced by factors not within the control of the Partnership, including the financial performance of Brookfield and other investees, interest rates and other financial market conditions. As a result, the net asset value of the Partnership may vary from time to time. The future value of the common shares will be largely dependent on the value of the Brookfield shares. A material adverse change in the business, financial conditions or results of operations of Brookfield and other investees of the Partnership will have a material adverse effect on the common shares of the Partnership. In addition, the Partnership may incur additional financial leverage in order to acquire, directly or indirectly, additional securities issued by Brookfield, which would increase both the financial leverage of the Partnership and the dependency of the future value of the common shares on the value of the Brookfield shares.

COVID-19

The coronavirus (“COVID-19”) began spreading globally in the first quarter of 2020, and was recognized by the World Health Organization as a global pandemic on March 11, 2020. The spread of COVID-19 has had a moderate impact on equity markets and the Partnership’s investment portfolio valuations as observed up to the end of June 2021. The continued volatility and ultimate impact on markets cannot be predicted. While it is difficult to project the magnitude the COVID-19 impact will have, the Partnership’s investments remain largely unchanged, holding its major investments in the medium to long term.

Foreign Currency Exposure

Certain of the Partnership’s other investments are denominated in currencies other than the United States dollar. Accordingly, the value of these assets may vary from time to time with fluctuations in the exchange rate relative to the United States dollar. In addition, these investments pay distributions and interest in other currencies. Strengthening of these currencies relative to the United States dollar could decrease the amount of cash available to the Partnership.

Leverage

The Partnership’s assets are financed in part with the retractable preferred shares and corporate borrowings issued by our subsidiaries. This results in financial leverage that will increase the sensitivity of the value of the common shares to changes in the values of the assets owned by the Partnership. A decrease in the value of the Partnership’s investments may have a material adverse effect on the Partnership’s business and financial conditions.

Liquidity

The Partnership’s liquidity requirements are typically limited to funding interest and dividend obligations on outstanding financial obligations. Holders of the Partnership’s retractable preferred shares issued by the Partnership’s subsidiaries have the ability to retract their shares. Debentures, as opposed to cash, can be issued to settle retractions of the preferred shares.

The Partnership maintains financial assets and credit facilities to fund liquidity requirements in the normal course, in addition to its investment in Brookfield shares. The Partnership’s policy is to hold the Brookfield shares and not engage in trading, however shares are available to be sold to fund retractions and redemptions of preferred shares or common shares. The Partnership’s ability to sell a substantial portion of the Brookfield shares may be limited by resale restrictions under applicable securities laws that will affect when or to whom the Brookfield shares may be sold. Accordingly, if and when the Partnership is required to sell Brookfield shares, the liquidity of such shares may be limited. This could affect the time it takes to sell the Brookfield shares and the price obtained by the Partnership for the Brookfield shares sold.

No Ownership Interest

A direct investment in common shares does not constitute a direct investment in the Brookfield shares of Brookfield or other securities held by the Partnership, and holders of common shares do not have any voting rights in respect of such securities.

Contractual Obligations

On April 16, 2021, Partners Value Split issued 6,900,000 Class AA Preferred shares, Series 12 “the series 12 Preferred Shares” at a price of $25.00 per share, for a gross issuance of $172.5 million.

On May 20, 2021, Partners Value Split redeemed all 4,000,000 of its Class AA Preferred shares, Series 7 “the Series 7 Preferred Shares” at a price of CAD$25.8022 per share, for a gross redemption price of CAD$103 million.

Subsequent to the quarter, a subsidiary of the Partnership issued CAD $150 million of unsecured 4% per annum notes due in 2028.

SUMMARY OF FINANCIAL INFORMATION

A summary of the eight recently completed quarters is as follows:

(Thousands, US dollars, except per share amounts)	2021		2020				2019

	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3
Net income	$28,492	$(1,176)	$(20,093)	$1,717	$(11,441)	$74,106	$(12,266)	$14,264
Net income per share	$0.33	$(0.01)	$(0.23)	$0.02	$(0.13)	$0.84	$(0.14)	$0.16

Net income includes dividends and interest on the Partnership’s investment portfolio, in addition to valuation gains and losses relating to its investment portfolios, and fluctuates accordingly with changes to foreign currencies relative to the United States dollar and equity markets. Also, included in net income are gains and losses on the disposition of investments. The variance in net income on the last eight quarters is primarily the result of valuation gains and losses on certain of the Partnership’s investments, increases in the investment income earned from its investments and the impact of foreign currencies.

RELATED-PARTY TRANSACTIONS

Brookfield entities provide certain management and financial services to the Partnership and recovered costs of less than $1 million for the three months ended June 30, 2021 (June 30, 2020 – less than $1 million).

The Partnership owns 130 million shares of Brookfield which amounted to $6.6 billion (December 31, 2020 – $5.3 billion), and other Brookfield subsidiaries of $143 million (December 31, 2020 – $125 million). The Partnership recognized dividend income in Brookfield entities $81 million (June 30, 2020 – $37 million). Dividend income increased due to the receipt of Brookfield Asset Management Reinsurance Partners Ltd. shares valued at $46 million as a dividend-in-kind from Brookfield Asset Management.

The Partnership is substantially owned by individuals associated with Brookfield Asset Management Inc. (“Brookfield”). The investing activities of the Partnership are managed by an investment team that does not participate in managing any Brookfield client accounts. Brookfield and the Partnership have adopted policies and procedures designed to ensure that PVI’s activities do not conflict with, or materially adversely affect Brookfield fund holders, and that, to extent feasible, Brookfield and its managed fund holders’ interests are prioritized relative to the Partnership should any potential conflict arise.

It is generally expected that the Partnership will have a different investing strategy and approach from that of Brookfield and its managed funds and therefore will make investments that Brookfield and its managed funds do not make (or make similar investments at different times as a result of such different investment strategy and approach). There is no formal informational barrier between the Partnership’s investment team and the rest of Brookfield.

CRITICAL ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates are required in the determination of future cash flows and probabilities in assessing net recoverable amounts and net realizable values; tax and other provisions; and fair values for disclosure purposes. In the normal course of operations, the Partnership may execute agreements that provide for indemnification and guarantees to third parties in transactions such as business dispositions, business acquisitions and the sale of assets. The nature of substantially all of the indemnification undertakings precludes the possibility of making a reasonable estimate of the maximum potential amount that the Partnership could be required to pay to third parties as the agreements often do not specify a maximum amount and the amounts are dependent upon the outcome of future contingent events, the nature and likelihood of which cannot be determined at this time. Historically, the Partnership has not made any payments under such indemnification agreements and guarantees.

DISCLOSURE CONTROLS AND PROCEDURES

We maintain appropriate information systems, procedures and controls to ensure that new information disclosed externally is complete, reliable and timely. The President and the Director, Finance of the Partnership evaluated the effectiveness of disclosure controls and procedures (as defined in “National Instrument 52-109, Certification of Disclosure in Issuers’ Annual and Interim Filings”) as at June 30, 2021, and have concluded that the disclosure controls and procedures are operating effectively.

INTERNAL CONTROLS OVER FINANCIAL REPORTING

We maintain appropriate internal controls over financial reporting (as defined in “National Instrument 52-109, Certification of Disclosure in Issuers’ Annual and Interim Filings”) and the Chief Executive Officer and the Chief Financial Officer have concluded that the internal controls have been designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS. Management has evaluated whether there were changes in our internal controls over financial reporting during the period ended June 30, 2021 that have materially affected, or are reasonably likely to materially affect, our internal controls over financial reporting and has determined that there have been no such changes.